Exhibit 2.02

                    AMENDMENT TO ASSET PURCHASE AGREEMENT

      THIS AMENDMENT TO the ASSET PURCHASE AGREEMENT dated August 14, 1998 is made effective this 31st day of August 1998 by and between by and between Hemagen Diagnostics, Inc., a Delaware corporation (the "Purchaser"), and Dade Behring Inc., a Delaware corporation (the "Seller"). The Purchaser and the Seller are sometimes referred to herein as the "Parties."

      WHEREAS, the Parties entered into that Asset Purchase Agreement dated August 14, 1998 (the "Agreement"); and

      WHEREAS, the Parties desire to amend the Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements made herein, and of the mutual benefit derived hereby, the Parties, intending to be legally bound, agree:

1. Paragraph IV.1.4 of the Agreement shall be deleted and the following shall be added.


            IV.1.4 Financial Statement. Schedule 4.1.4 attached hereto consists of copies of the audited, compiled statement of net assets to be sold of the Analyst Business as of December 31, 1996, December 31, 1997, and March 31, 1998, respectively, and the related audited, compiled statements of operation, respectively, of the Analyst Business, for the calendar years 1996 and 1997, and the three months ended March 31, 1998, respectively certified by Price WaterhouseCoopers LLP, independent public accountants. In addition
      Schedule 4.1.4 consists of an unaudited, compiled P & L statement of the Analyst Business as of June 30, 1998. The net assets to be sold of the Analyst Business and the statements of operation have been prepared in accordance with GAAP, consistently applied; each of such statements of net assets to be sold fairly presents the financial condition of the Analyst Business as of its respective date; and each of such statements of operation, respectively, fairly presents the results of operations, as the case may be, of the Analyst Business for the period covered thereby.

      IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the date first above written.


                                       DADE BEHRING INC.


                                       By:  /s/ Robert W. Brightfelt

                                       Name:  Robert W. Brightfelt

                                       Its:  Group President, Chemistry



                                       HEMAGEN DIAGNOSTICS, INC.


                                       By:  /s/ William Franzblau

                                       Name:  William Franzblau

                                       Its: Chief Financial Officer